YUM! BRANDS, INC.
COMPENSATION RECOVERY POLICY
AMENDED AND RESTATED NOVEMBER 16, 2023
The YUM! Brands, Inc. Compensation Recovery Policy, as amended and restated (“Policy”), will apply to equity awards made on or after January 1, 2015 and annual bonus awards for years after calendar year 2014; provided, however, that with respect to bonus awards, this Policy shall apply only to the extent the applicable bonus plan does not contain recovery provisions. This Policy is in addition to any recovery or recoupment provisions contained in the Yum! Brands, Inc. Long-Term Incentive Plan (or any successor thereto, the “Incentive Plan”) or any awards thereunder.
Definitions
“Awards” means, collectively, annual bonus awards, including cash awards, and equity awards.
“Committee” means the Management and Development Committee of the Board of Directors of the Company.
“Company” means, Yum! Brands, Inc.
“Executive Officer” means any executive officer of the Company as defined in Rule 10D-1(d) under the Securities Exchange Act of 1934.
“Financial Restatement Misconduct” means fraudulent or illegal conduct or omission that is knowing or intentional. For purposes of the foregoing, no conduct or omission shall be deemed “knowing” by an individual unless done, or omitted to be done, by the individual not in good faith and without reasonable belief that the individual’s action or omission was in the best interest of the Company and/or its Subsidiaries.
“Misconduct” means (i) use for profit or disclosure to unauthorized persons, confidential information or trade secrets of the Company or any Subsidiary, (ii) breach of any contract with or violation of any fiduciary obligation to the Company or any Subsidiary; (iii) violation of a Company or Subsidiary policy, (iv) any other conduct that is otherwise injurious to the Company or any Subsidiary, or (v) in the case of Executive Officers, conduct that results in significant financial or reputational harm to the Company or any Subsidiary or contributes to the use of inaccurate metrics in the calculation of performance awards.
“Performance Award” means any Award that is made, vests or is payable based on the results of the Company’s financial statements.
“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

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Misconduct Recovery
If the Committee determines, in its sole discretion, that an individual has engaged in Misconduct, the Committee may terminate all of the individual’s outstanding Awards and, in such case, the individual shall forfeit all rights to any such Awards (to the extent not otherwise exercised or paid), whether or not vested.
Financial Restatement Recovery-Non-Executive Officers
In the event of any material restatement of the Company’s financial statements, the following will apply only to any individual who was not an Executive Officer at any time during the period covered by the financial statements that were restated.
(a)the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Awards of any individual if Financial Restatement Misconduct completely or partially caused the restatement and the individual would unfairly profit if the cancellation, rescission, suspension, withholding or other limitation or restriction did not occur, as determined by the Committee;
(b)and if the restatement is completely or partially caused by Financial Restatement Misconduct, any exercise or payment under or with respect to any Award of any individual occurring within 12 months after the restated year (or other restated period) may be rescinded by the Committee if the Committee concludes that the individual’s repayment is necessary to prevent the individual in question from unfairly benefitting from such exercise or payment following the restatement.
Any rescission pursuant to paragraph (b) shall be effective only if the Committee notifies the individual of the rescission no later than one year after the restated financial statements are issued and, in the case of paragraph (b) only if the Committee reasonably determines that, prior to the time the Award was exercised or paid, the individual subject to the rescission both (1) knew or should have known of the inaccuracy of the financial restatements that were restated and (2) knew or should have known that the inaccuracy was caused by Financial Restatement Misconduct. In the event of any rescission, the individual (regardless of whether then employed) shall pay to the Company the amount of any gain realized as a result of the rescinded exercise or payment (determined as of the time of exercise or payment), in such manner and on such terms and conditions as may be required by the Company, provided that the Company shall be entitled to set-off against the amount of any such gain any amount owed to the individual by the Company or any Subsidiary.
Financial Restatement Recovery-Executive Officers
In the event of any material restatement of the Company’s financial statements, the following will apply only to any individual who was an Executive Officer at any time during the period covered by the financial statements that were restated.
(a)the Committee shall recover or cancel any Performance Awards which were awarded as a result of achieving performance targets that could not have been met under the restated
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results, provided that the restatement occurs prior to the end of the three year period following the performance period applicable to such Performance Awards; and.
(b)any exercise or payment under or with respect to any Award of an Executive Officer occurring within 12 months after the restated year (or other restated period) shall be rescinded by the Committee.
Any rescission pursuant to paragraph (b) shall be effective only if the Committee notifies the individual of the rescission no later than one year after the restated financial statements are issued. In the event of any rescission, the Executive Officer (regardless of whether then employed) shall pay to the Company the amount of any gain realized as a result of the rescinded exercise or payment (determined as of the time of exercise or payment), in such manner and on such terms and conditions as may be required by the Company, provided that the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Executive Officer by the Company or any Subsidiary.
General Recovery Principles
•Any cancellations, rescissions, suspensions, withholdings, limitations or restrictions on Awards or recoveries shall be permitted or required only to the extent permitted under applicable law.
•The Committee may determine or reduce the amount of any recovery or repayment based on such factors as the Committee determines in its sole discretion to be relevant.
•The provisions of this Policy shall not apply to any reductions in Awards made after a Change in Control (as defined in the Incentive Plan) to the extent that Awards were granted before a Change in Control.
Administration. The Committee will administer this Policy and have the full authority and discretion necessary to accomplish its purpose. Any decision by the Committee with respect to this Policy shall be final and binding on all persons.
Dodd-Frank Clawback Policy
Notwithstanding anything contained herein to the contrary, any Incentive-Based Compensation (as defined in Section 303A.14 of the NYSE Listed Company Manual) shall be subject to recovery pursuant to the Erroneously Awarded Incentive-Based Compensation Clawback Policy attached hereto as Addendum A.

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Addendum A
Erroneously Awarded Incentive-Based Compensation Clawback Policy
1.    Purpose and Scope. YUM! Brands, Inc. (the “Company”) has adopted this compensation clawback policy (the “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), and Section 303A.14 of the NYSE Listed Company Manual, which require the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer’s financial statements.
2.    Administration. This Policy shall be administered by the Management and Development Committee of the Board of Directors of the Company (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.
3.    Effective Date. This Policy shall be effective as of the date it is adopted by the Board and shall apply to Incentive-Based Compensation that is received on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual.
4.    Covered Executives. This Policy applies to all of the Company’s current and former executive officers (each, a “Covered Executive”). For purposes of this Policy, an executive officer means an executive officer as defined in Rule 10D-1(d) under the Exchange Act. This Policy applies to all Incentive-Based Compensation received by a Covered Executive after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive-Based Compensation.
5.    Incentive-Based Compensation. For purposes of this Policy, the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.
6.    Recovery; Accounting Restatement. In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall recover reasonably promptly the amount of any Incentive-Based Compensation received by a Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement (the “Restatement Date”), to the extent that the Incentive-Based Compensation received by such Covered Executive is in excess of what would have been received after giving effect to the Restatement. The Restatement Date shall be the earlier of (i) the date the Company’s board of directors, a board committee, or officer(s) are authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement due to the material noncompliance of the
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Company with any financial reporting requirement under the federal securities laws as described in Rule 10D-1(b)(1) under the Exchange Act or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
The amount to be recovered will be the excess of the Incentive-Based Compensation received by the Covered Executive based on the erroneous data in the original financial statements over the Incentive-Based Compensation that would have been received by the Covered Executive had it been based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on the Company’s stock price or total shareholder return, if the Committee cannot determine the amount of excess Incentive-Based Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange on which the Company’s securities are then listed.
Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.
7.    Method of Recoupment. The Committee shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy, which may include, without limitation:
•    requiring reimbursement of cash Incentive-Based Compensation previously paid;
•    seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•    offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•    cancelling outstanding vested or unvested equity awards; and/or
•    taking any other remedial and recovery action permitted by law, as determined by the Committee.
8.    No Indemnification. The Company shall not indemnify any current or former Covered Executive against the loss of erroneously awarded Incentive-Based Compensation, and shall not
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pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential repayment obligations.
9.    Notice. Before the Board determines to seek recovery pursuant to this Policy, it shall provide the Covered Executive with written notice and the opportunity to be heard at a meeting of the Committee (either in person or via telephone).
10.    Amendment and Interpretation. The Committee may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary, appropriate or advisable to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are then listed.
11.    Other Recoupment Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the effective date of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other clawback or recoupment policy, any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
12.    Impracticability. The Committee shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed. Without limiting the foregoing, no recovery shall be required in the case of a Committee determination that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered or recovery would likely cause an otherwise tax-qualified retirement plan to lose its tax-qualified status.
Such determination of impracticability shall be made after a reasonable and documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to the national securities exchange on which the Company’s securities are then listed.
13.    Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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